United States
Securities And Exchange Commission
Washington, DC 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 20, 2008

Indiana Community Bancorp
(Exact Name of Registrant as Specified in Its Charter)

Indiana	000-18847	35-1807839
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

501 Washington Street, Columbus, Indiana		47201
(Address of Principal Executive Offices)		(Zip Code)

(812) 522-1592
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events.

On November 20, 2008, Indiana Community Bancorp (the “Company”) issued a press release announcing that it received preliminary approval to participate in the U.S. Department of Treasury’s Capital Purchase Program (“Program”).  The Company filed an application seeking approval to sell to the Treasury $21,500,000 in preferred stock, or approximately 2.5% of total risk weighted assets, as a part of the voluntary program of the Treasury designed to make capital available to healthy institutions to increase the flow of credit to consumers and businesses.  Annual dividends of 5% for the first 5 years of the investment, and 9% thereafter, are payable to the holder of the preferred stock until redeemed.  The Treasury will also be entitled to ten-year warrants to purchase an amount of the Company’s common stock worth $3,225,000, or approximately 194,865 shares at an exercise price of $16.55 per share, based on average trading prices over the last 20 trading days.  Final approval from the Treasury is subject to standard closing conditions.  The Company has until December 17, 2008 to complete the documentation process with the Treasury.

A copy of the press release issued by the Company is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release dated November 20, 2008

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Date: November 20, 2008	Indiana Community Bancorp

	By:	/s/ Mark T. Gorski
Mark T. Gorski Executive Vice President and Chief Financial Officer